Exhibit 107

Calculation Of Filing Fee Tables

Form S-8

(Form Type)

Axsome Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,000,000	$102.73	$308,190,000	$0.00015310	$47,184
Total Offering Amounts					$308,190,000		$47,184
Total Fee Offsets							—
Net Fee Due							$47,184

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”) that become issuable pursuant to the Registrant’s 2025 Long-Term Incentive Plan (the “2025 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Such number includes 2,500,000 shares of the Registrant’s Common Stock under the 2025 Plan and an additional 500,000 shares of the Registrant’s Common Stock under the Amended and Restated 2015 Omnibus Incentive Compensation Plan that may be forfeited and rolled over into the 2025 Plan.

(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $102.73, the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on August 6, 2025.